Exhibit 5.1

                      [Letterhead of Gary R. Chadick, Esq.]


December 19, 2002

Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa  52498

          Re:  Form S-8 Registration Statement
               Rockwell Collins Retirement Savings Plan for Salaried Employees
               ---------------------------------------------------------------

Ladies and Gentlemen:

          I am Senior Vice President, General Counsel and Secretary of Rockwell Collins, Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), 5,000,000 shares of Common Stock, par value $.01 per share, of the Company, including the associated Preferred Share Purchase Rights (the "Common Shares"), that may be delivered pursuant to the Rockwell Collins Retirement Savings Plan for Salaried Employees (the "Plan").

          I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that, when the Registration Statement becomes effective under the Act, any newly issued Common Shares delivered pursuant to the Plan will, when so delivered, be legally issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

          I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (as well as applicable provisions of the Delaware constitution and applicable reported judicial decisions) and the Federal laws of the United States.


                                                  Very truly yours,


                                                  /s/ Gary R. Chadick